Exhibit 2.10

JBS S.A. Corporate Taxpayers’ ID (CNPJ/MF): No. 02.916.265/0001-60 Company Registry (NIRE): 35.300.330.587 Publicly-Held Company	Vigor Alimentos S.A. Corporate Taxpayers’ ID (CNPJ/MF): No. 13.324.184/0001-97 Company Registry (NIRE): 35.300.391.047 Publicly-Held Company

NOTICE TO THE MARKET

JBS S.A. (“JBS”) and Vigor Alimentos S.A. (“Vigor”), in the context of the Voluntary Public Tender Offer for the Acquisition of Common Shares Issued by JBS Through the Exchange of Common Shares Issued by Vigor (Oferta Pública Voluntária de Aquisição de Ações Ordinárias de Emissão da JBS Mediante Permuta por Ações Ordinárias de Emissão da Vigor) (the “Exchange Offer”) being conducted by JBS, hereby clarify and reiterate to their shareholders and to the market in general that, under the terms of the notice of the Exchange Offer disclosed on May 18, 2012 (the “Offer Notice”), the deadline for JBS shareholders to qualify for the Exchange Offer is 6:00 p.m. (Brasília time) on June 15, 2012. JBS shareholders also have until such date to transfer their JBS common shares subject of the Exchange Offer to Portfolio Account 7105-6 opened in their names and maintained by the Central Depositary of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (Central Depositária of BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) exclusively for the purpose of the Exchange Offer. As a result, qualification forms received after June 15, 2012 and transfers of JBS shares to the portfolio account 7105-6 occurring after such date will be disregarded.

JBS and Vigor will keep the market informed about the Exchange Offer.

São Paulo, June 6, 2012.

Jeremiah O’Callaghan JBS’s Investor Relations Officer	Gilberto Meirelles Xandó Baptista Vigor’s Investor Relations Officer

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Exchange Offer under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This Notice to the Market contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.